Exhibit 99.1

Affiliate Closes Sale of Netherlands

Dublin, 21 February 2024

Reference is made to the press release issued by Alternus Energy Group Plc (OSE: ALT) (“AEG” or the “Company”) on 21 November 2023 and the Euronext notices issued on 28 December 2023 and 16 January 2024, regarding the planned sale of its operating solar projects in the Netherlands.

The Company is pleased to announce that Solis Bond Company DAC, an indirect wholly owned subsidiary of Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“ALCE” or “Alternus”), a majority owned subsidiary of the Company, has closed the sale of 100% of the share capital in Zonnepark Rilland B.V. (“Rilland”) to Theia. The total remuneration consisting of the purchase price and the repayment of shareholder’s loans granted to Rilland is in line with what the Company previously announced on 21 November 2023 and will be used to pay down the Solis Bond.

EY acted as the sole Financial Advisor to the Company in this transaction.

About Alternus Energy Group (AEG):

AEG is a transatlantic clean energy independent power producer (IPP). We develop, install, own and operate utility scale solar parks in America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through Alternus Clean Energy, Inc (Nasdaq: ALCE). AEG is listed on the Euronext Growth Oslo and headquartered in Ireland while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.

For More Information:

Alternus Energy Group

ir@alternusenergy.com

+1 (913) 815-1557

or

The Blueshirt Group

alternus@blueshirtgroup.com

+1 (323) 240-5796